Exhibit 99.2

Unaudited pro forma consolidated financial information

The unaudited pro forma consolidated balance sheet as of September 30, 2008 reflects our consolidated balance sheet giving pro forma effect to our merger with Regrid Power, Inc. (“Regrid Power”) on October 1, 2008 as if it had occurred on September 30, 2008. The Marin Solar, Inc. (“Marin Solar”) and Carlson Solar acquisitions are included in our historical balance sheet as of September 30, 2008.

The unaudited pro forma consolidated statements of operations for the year ended December 31, 2007 and the nine months ended September 30, 2008 present our consolidated results of operations giving pro forma effect to the acquisitions and merger of Marin Solar, Carlson Solar, and Regrid Power as if such transactions had occurred on January 1, 2007. Our historical statement of operations for the year ended December 31, 2007 includes Marin Solar’s results of operations for November and December 2007 and our historical statement of operations for the nine months ended September 30, 2008 includes Marin Solar’s and Carlson Solar’s results for the entire nine months.

Our audited and unaudited pro forma consolidated financial statements include charges for certain expenses incurred by Gaiam on our behalf, including costs of fulfillment, customer service, financial and other administrative services, and income taxes. The charges are based on what we and Gaiam considered to be reasonable reflections of the utilization of services provided to or the benefits received by us. The historical financial information in our audited and unaudited pro forma consolidated financial statements may not be indicative of what our results of operations, financial position, changes in equity and cash flows will be in the future, or what they would have been had we been a separate stand-alone entity during the periods presented.

The pro forma adjustments are based on currently available information and assumptions that we believe are reasonable in order to reflect, on a pro forma basis, the impact of these transactions, on our historical financial information. The pro forma adjustments for the Marin Solar, Carlson Solar, and Regrid Power acquisitions are subject to final purchase price adjustments as provided for in their respective purchase agreements and to final purchase price allocations. The actual adjustments, therefore, may differ from the pro forma adjustments.

The unaudited pro forma consolidated financial information does not purport to reflect our results of operations or financial position that would have occurred had we operated as a public company, rather than as a wholly owned subsidiary of Gaiam, during the periods presented. The unaudited pro forma consolidated financial information should not be relied upon as being indicative of our results of operations or financial condition had the Marin Solar, Carlson Solar, and Regrid Power acquisitions occurred on the dates assumed. The unaudited pro forma consolidated financial information also does not project the results of operations or financial position for any future period or date.

Unaudited pro forma consolidated financial information

Unaudited Pro Forma Consolidated Balance Sheet

	As of September 30, 2008
(in thousands)	Real Goods	Regrid Power	Pro Forma Adjustments	Notes	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$24,106	$209	$(3,800)	(1)	$20,515
Accounts receivable, net	5,925	1,751	—		7,676
Costs in excess of billings on uncompleted contracts	—	310	—		310
Unbilled accounts receivable	—	235	—		235
Inventory, less allowances	5,299	1,456	—		6,755
Deferred costs on uncompleted contracts	116	202	56	(1)	374
Deferred advertising costs	537	—	—		537
Income tax receivable	—	392	—		392
Deferred tax assets	228	346	—		574
Other current assets	617	63	—		680

Total current assets	36,828	4,964	(3,744)		38,048
Property and equipment, net	4,588	649	50	(1)	5,287
Goodwill and other intangibles, net	14,286	—	13,686	(1),(2)	27,972
Other assets	37	—	—		37

Total assets	$55,739	$5,613	$9,992		$71,344

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Line-of-credit	—	1,303	—		1,303
Accounts payable	4,304	1,521	—		5,825
Accrued liabilities	568	1,839	207	(1)	2,614
Current portion of long-term debt	—	62	—		62
Deferred revenue on uncompleted contracts	400	782	—		1,182
Payable to Gaiam	1,185	—	—		1,185
Note payable, related party	—	15	—		15

Total current liabilities	6,457	5,522	207		12,186
Deferred income taxes	—	54	—		54
Long-term debt, less current portion	—	84	—		84
Other liabilities	—	34	—		34

Total liabilities	6,457	5,694	207		12,358

Commitments and contingencies

Shareholders’ equity:
Class A common stock, $.0001 par value; 150,000,000 shares authorized; 13,687,578 shares outstanding, actual; 15,734,834 shares issued and outstanding, pro forma	1	45	(45)	(3)	1
Class B common stock; $.0001 par value; 50,000,000 shares authorized; 2,153,293 shares issued and outstanding	—	—	—		—
Additional paid-in capital	50,340	—	9,704	(1),(2)	60,044
Accumulated deficit	(1,059)	(126)	126	(3)	(1,059)

Total shareholders’ equity	49,282	(81)	9,785		58,986

Total liabilities and shareholders’ equity	$55,739	$5,613	$9,992		$71,344

(1)

To record the $3,800,000 cash paid, 2,047,256 shares of Real Goods Class A common stock issued, $1,291,000 of estimated liabilities assumed and $166,000 of estimated transaction costs to purchase Regrid Power, and to record the preliminary allocation of the purchase price based on the estimated fair value of assets acquired and liabilities assumed. Certain of the purchase price allocations are preliminary and may be different from the final allocation of the purchase price.

(in thousands)
Calculation of purchase price:
Cash paid	$3,800
Shares issued	9,704
Estimated liabilities assumed	1,291
Estimated transaction costs	166

Total purchase price	$14,961

Preliminary allocation of purchase price:
Accounts receivable	1,751
Inventory	1,456
Other current assets	3,271
Property and equipment	699
Goodwill	13,336
Intangibles - marketing-related	300
Intangibles - customer-related	50
Line-of-credit	(1,303)
Accounts payable	(1,521)
Accrued liabilities	(2,046)
Deferred revenue on uncompleted contracts	(782)
Other current liabilities	(77)
Long-term liabilities	(173)

Total purchase price	$14,961

(2)

The total share consideration for Regrid Power could be increased, up to a maximum of 800,000 shares, based on Regrid Power’s revenue and earnings performance over the twelve months ended September 30, 2009, but in no event more than trailing twelve months revenue. We have not yet recognized the contingent consideration because the amount is not determinable beyond a reasonable doubt. At the time any of the consideration becomes probable and can be estimated, we will recognize it as additional purchase price and allocate it to goodwill.

(3)	To eliminate Regrid Power’s historical equity balances.

Unaudited pro forma consolidated financial information

Unaudited Pro Forma Consolidated Statement of Operations

	Nine Months Ended September 30, 2008
(in thousands, except per share data)	Real Goods	Regrid Power	Pro Forma Adjustments	Notes	Pro Forma
Net revenue	$25,742	$11,458	$—		$37,200
Cost of goods sold	18,461	8,188	—		26,649

Gross profit	7,281	3,270	—		10,551

Expenses:
Selling and operating	7,461	4,030	(1,150)	(2)	10,341
General and administrative	922	999	(55)	(1),(2)	1,866

Total expenses	8,383	5,029	(1,205)		12,207

(Loss) income from operations	(1,102)	(1,759)	1,205		(1,656)
Interest and other income (expense), net	201	(37)	—		164

(Loss) income before income taxes and minority interest	(901)	(1,796)	1,205		(1,492)
Income tax (benefit) expense	(347)	(742)	515	(3)	(574)
Minority interest in net income of consolidated subsidiary, net of income taxes	(5)	—	—		(5)

Net (loss) income	$(559)	$(1,054)	$690		$(923)

Net loss per share:
Basic and diluted	$(0.04)				$(0.06)

Weighted average shares outstanding:
Basic and diluted	14,045				16,092

(1)	To record amortization of marketing and customer related intangibles as a result of the preliminary purchase price allocation for Regrid Power.
(2)

To remove nonrecurring bonus expense directly related with the merger in the amount of $1,250,000 to be assumed by Real Goods as additional merger consideration and given to Regrid Power employees for services rendered prior to the merger date.

(3)

To record the tax impact of historical operations and the amortization and bonus adjustments discussed in Notes 1 and 2 hereto using our estimated effective tax rate of 38.5%. This rate reflects the expected federal income tax expense at a statutory rate of 34%, the effect of our permanent differences, and the expected state income tax expense, net of federal benefit and utilization of net operating loss.

Unaudited pro forma consolidated financial information

Unaudited Pro Forma Consolidated Statement of Operations

	Year Ended December 31, 2007
(in thousands, except per share data)	Real Goods	Marin & Carlson	Pro Forma Adjustments	Notes	Subtotal	Regrid Power	Pro Forma Adjustments	Notes	Pro Forma
Net revenue	$18,922	$13,823	$—		$32,745	$13,714	$—		$46,459
Cost of goods sold	12,426	10,509	—		22,935	9,269	63	(4)	32,267

Gross profit	6,496	3,314	—		9,810	4,445	(63)		14,192

Expenses:
Selling and operating	5,728	2,188	—		7,916	2,995	—		10,911
General and administrative	582	203	120	(1)	905	739	110	(5)	1,754

Total expenses	6,310	2,391	120		8,821	3,734	110		12,665

Income (loss) from operations	186	923	(120)		989	711	(173)		1,527
Interest and other expense, net	—	32	—		32	18	—		50

Income (loss) before income taxes and minority interest	186	891	(120)		957	693	(173)		1,477
Income tax expense (benefit)	84	26	279	(2)	389	253	(59)	(6)	583
Minority interest in net income of consolidated subsidiary, net of income taxes	—	—	(77)	(3)	(77)	—	—		(77)

Net income (loss)	$102	$865	$(476)		$491	$440	$(114)		$817

Net income per share:
Basic and diluted	$0.01				$0.05				$0.07

Weighted average shares outstanding:
Basic and diluted	10,000				10,000				12,047

(1)	To record amortization of marketing-related intangibles as a result of the preliminary purchase price allocations for Marin Solar and Carlson Solar.
(2)

To record the tax impact of historical operations and the amortization of marketing-related intangibles discussed in Note 1 using our estimated effective tax rate of 39.5%. This rate reflects the expected federal income tax expense at a statutory rate of 34%, the effect of our permanent differences, and the expected state income tax expense, net of federal benefit and utilization of net operating loss.

(3)

To record the 11.6% minority interest in our Real Goods Carlson Inc. subsidiary that acquired certain of the assets and assumed certain liabilities of Carlson Solar. The income statement component reflects the effects of the transactions discussed in Notes 1 and 2 hereto for Carlson Solar.

(4)	To record the profit element on work performed by Regrid Power on uncompleted contract at the date of merger with Real Goods.
(5)	To record amortization of marketing and customer related intangibles as a result of the preliminary purchase price allocation for Regrid Power.
(6)

To record the tax impact of historical operations and the profit element adjustment and amortization of the intangibles discussed in Notes 4 and 5 hereto for Regrid Power using our estimated effective tax rate of 39.5%. This rate reflects the expected federal income tax expense at a statutory rate of 34%, the effect of our permanent differences, and the expected state income tax expense, net of federal benefit and utilization of net operating loss.